UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 25, 2008

CHINA LOGISTICS GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	0-31497	65-1001686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7300 Alondra Boulevard, Suite 108, Paramount, CA	90723
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(562) 408-3888

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 24, 2008, the U.S. Securities and Exchange Commission (the “SEC”) filed a civil complaint in the U.S. District Court for the Southern District of Florida (Case No. 08-61517-CIV-GOLD MCALILEY) against Jeffrey Harrell, the former CEO and principal and financial accounting officer of China Logistics Group, Inc. (the “Company”), David Aubel, previously the Company’s largest shareholder and formerly a consultant to the Company, and the Company based upon the alleged improper conduct of Messrs. Harrell and Aubel that occurred prior to 2007. The SEC complaint alleges that at various times between in or about April 2003 and September 2006, Messrs. Harrell and Aubel engaged in various improper accounting, reporting, securities trading and disclosure activities in violation of federal securities laws. The complaint seeks, among other things, injunctive relief, disgorgement, civil monetary penalties, and a penny stock bar against Mr. Aubel, injunctive relief, civil monetary penalties, a penny stock bar, and an officer and director bar against Mr. Harrell, and injunctive relief and disgorgement against the Company.

The Company’s current management had no knowledge of Messrs. Harrell and Aubel’s improper conduct as alleged in the SEC’s complaint which relate to their actions prior to 2007 involving the Company when it was known as Video Without Boundaries, Inc. In December 2007, control of the Company, which at the time had changed its name to MediaREADY, Inc., was acquired by principals and other parties unrelated to Messrs. Harrell and Aubel in connection with the acquisition and financing of Shandong Jiajia International Freight & Forwarding Co., Ltd. (“Jiajia”). After the acquisition of Jiajia, the Company changed its name to China Logistics Group, Inc. Messrs. Harrell and Aubel remain minority shareholders of the Company.

The Company has pledged its full cooperation with the SEC in this proceeding and is evaluating separate actions against Messrs. Harrell and Aubel and other parties involved in the improper conduct alleged by the SEC. The Company is also evaluating its reporting and accounting treatment relating to its Jiajia transaction and other transactions that occurred prior to 2007 in light of the SEC’s allegations in the complaint.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA LOGISTICS GROUP, INC.

Date:	October 1, 2008	By: /s/ Wei Chen Wei Chen, CEO and President